THIS AMENDED AND RESTATED COMMON STOCK PURCHASE WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS PROVIDED HEREIN, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS PERMITTED UNDER RULE 144 OF THE ACT OR IS OTHERWISE EXEMPT FROM SUCH REGISTRATION.

THIS AMENDED AND RESTATED COMMON STOCK PURCHASE WARRANT IS SUBJECT TO THE TERMS AND CONDITIONS OF AN INVESTMENT AGREEMENT DATED AS OF FEBRUARY 25, 2014, AS AMENDED FROM TIME TO TIME.

AMENDED AND RESTATED COMMON STOCK PURCHASE WARRANT

(TRACKING)

THE MANAGEMENT NETWORK GROUP, INC.

Warrant Shares: 996,544	Issue Date: May 8, 2014

THIS AMENDED AND RESTATED COMMON STOCK PURCHASE WARRANT (TRACKING) (this “Warrant”) is issued in exchange, replacement and substitution for the Common Stock Purchase Warrant (Tracking) (the “Original Warrant”) originally issued by The Management Network Group, Inc., a Delaware corporation (“Company”) to Elutions, Inc., a Delaware corporation, its successors and permitted assigns (together, “Holder”), on March 18, 2014 (the “Original Issue Date”). Company certifies that, for value received, Holder is entitled, at any time on or after the Issue Date specified above (the “Issue Date”) and prior to 5:00 p.m., New York City time, on the sixth (6th) anniversary of the Original Issue Date (the “Expiration Date”), to purchase from Company up to the number of fully paid and non-assessable shares (the “Shares”) of Common Stock, par value $0.005 per share, of Company (the “Common Stock”) specified as Warrant Shares above (the “Warrant Shares”) at the applicable exercise price per Share set forth in Section 1 of this Warrant (the “Warrant Exercise Price”) or to exercise this Warrant into Shares, in each case subject to the adjustments and provisions and upon the terms and conditions set forth in this Warrant. This Warrant has been issued pursuant to an Investment Agreement, dated as of February 25, 2014, between Company and Holder (as amended by Amendment No. 1 to the Investment Agreement, dated as of May 8, 2014, and as it may be further amended from time to time in accordance with its terms, the “Investment Agreement”). Initially capitalized terms not defined herein shall have the respective meanings assigned to them in the Investment Agreement.

1.	EXERCISE

This Warrant shall be exercisable into shares of Common Stock, on the terms and conditions set forth in this Section 1.

1.1.        Exercise Rights.

(a)        On or after the date hereof but prior to the Expiration Date, Holder shall be entitled to exercise (on one or more separate occasions) any portion of the outstanding and unexercised Total Exercise Amount (as hereinafter defined) into Shares in accordance with Section 1.3, at the Exercise Rate (as hereinafter defined), provided that with respect to any exercise the Holder may not exercise less than the lesser of (i) an Exercise Amount equal to $250,000 or (ii) the full Total Exercise Amount then outstanding.

(b)        On or after the date that is 30 months following the Original Issue Date, provided that, at the time the Company causes exercise, (1) Company (on a consolidated basis) has cash and cash equivalents (net of any amounts required to cover checks and similar instruments issued by the Company which have not cleared and determined in conformity with GAAP applied consistently with the application thereof in the preparation of the balance sheet included in the most recent financial statements included in the Company’s SEC filings) (the “Company Cash”) of not less than $9,500,000 and (2) the result of (i) the current assets of the Company (on a consolidated basis) determined in conformity with GAAP applied consistently with the application thereof in the preparation of the balance sheet included in the most recent financial statements included in the Company’s SEC filings minus (ii) the current liabilities of the Company (on a consolidated basis) determined in conformity with GAAP applied consistently with the application thereof in the preparation of the balance sheet included in the most recent financial statements included in the Company’s SEC Documents (the “Net Working Capital”) is not less than $13,000,000, the Company shall be entitled to cause Holder to exercise all or any portion of the outstanding and unpaid Total Exercise Amount (as hereinafter defined) into Shares in accordance with Section 1.3, at the Exercise Rate (as hereinafter defined).

(c)        On or after the date as of which the volume weighted average price of the Common Stock on each Trading Day during any consecutive 90-day period after the eighteen (18) month anniversary of the Original Issue Date of this Warrant has exceeded $5.50 per share (subject to proportionate adjustment for stock splits, subdivisions and combinations of shares and similar events affecting the Common Stock) (the “Threshold Common Stock Price”), provided that (i) at such time the Company causes exercise the Threshold Common Stock Price is then exceeded, (ii) the Company Cash is not less than $9,500,000 and (iii) the Net Working Capital is not less than $13,000,000, the Company shall be entitled to cause Holder to exercise all or any portion of the outstanding and unpaid Total Exercise Amount into Shares in accordance with Section 1.3, at the Exercise Rate.

(d)        No fractional shares shall be issued upon exercise of this Warrant, and any portion of the Exercise Amount that otherwise would be exercisable into a fractional share shall be paid in cash in an amount based on the Warrant Exercise Price.

1.2.        Exercise Rate. The number of Shares issuable upon exercise of any Exercise Amount pursuant to Section 1.1 (the “Exercise Rate”) shall be determined by dividing (x) the Exercise Amount by (y) the Warrant Exercise Price.

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(a)        “Exercise Amount” means the value of the Warrant Shares being exercised pursuant to a respective exercise determined by multiplying the Warrant Exercise Price by the number of Warrant Shares being exercised.

(b)        “Total Exercise Amount” means the aggregate sum of $3,268,664.32, as reduced by the Exercise Amount of each exercise hereunder.

(c)        “Warrant Exercise Price” means $3.28 per Share, subject to adjustment as provided herein.

1.3.        Procedure for Exercise. To exercise all or any portion of the Total Exercise Amount into Shares on any date (an “Exercise Date”), the party electing to cause such exercise shall (a) transmit by facsimile or otherwise in accordance with Section 7.2, for receipt on or prior to 4:00 p.m., New York City time, on such date, a copy of an executed notice of exercise in the form attached hereto as Appendix I (the “Exercise Notice”) to the other party (in the case of notice from Company, with appropriate changes to the form for exercise caused by Company rather than Holder), and (b) in the case of Holder, pay to Company in immediately available funds an amount equal to the applicable Exercise Amount (the “Cash Payment”), and also cause this Warrant to be delivered to Company as soon as reasonably practicable on or following such date (but no later than within five (5) Business Days following the date on which the Exercise Notice is given by the Company or Holder); provided, however, that if the Note is still outstanding, then (i) the Exercise Amount shall be offset and decreased by an equal amount of accrued, but unpaid, interest plus principal outstanding under the Note (the “Set-Off Amount”), and (ii) such amount of principal and accrued, but unpaid, interest outstanding under the Note shall be reduced by the Set-Off Amount. If the exercising party is Company and if the amount outstanding under the Note is less than the Exercise Amount, Holder shall make a Cash Payment to the Company in an amount equal to the unpaid portion of the Exercise Amount within fifty (50) days following the date on which the Exercise Notice is given and if such Cash Payment is not made within such fifty (50) day period and Holder does not make such Cash Payment within ten (10) days after delivery of written notice from Company that such Cash Payment has not been made, then this Warrant shall no longer be exercisable and shall be of no further force or effect with respect to the Warrant Shares subject to such portion of the Exercise Amount. On or before 4:00 p.m., New York City time, on the first Business Day following the date of receipt of an Exercise Notice, the receiving party shall transmit by electronic mail to the Chief Executive Officer and General Counsel of the other party a confirmation of receipt of such Exercise Notice to the transmitting party (at the electronic mail address provided in the Exercise Notice) and Company’s transfer agent, if any. On or before 4:00 p.m., New York City time, on the third Business Day following the date of receipt or transmittal of an Exercise Notice and receipt by Company of the Exercise Amount (by payment in cash or Set-Off Amount) and this Warrant, Company shall issue and deliver to the address as specified in the Exercise Notice (if given by Holder, otherwise to the address of Holder as set forth in Company’s records), a certificate, registered in the name of Holder or its designee, for the number of Shares to which Holder shall be entitled together with cash for any fractional interest. Company shall, as soon as reasonably practicable and in no event later than three Business Days after receipt of this Warrant and the other items above and at its own expense, issue and deliver to Holder a new Warrant, substantially identical hereto, representing the outstanding Warrant Shares not exercised. With respect to exercises caused by Company, Company shall keep proper written records of the amount of this Warrant exercised as of each Exercise Date until this Warrant is delivered to Company. Except with respect to any failure to pay the Exercise Amount, the Person(s) entitled to receive the Shares issuable upon an exercise of this Warrant shall be treated for all purposes as the record holder or holders of such Shares on the Exercise Date, notwithstanding when items other than the Exercise Notice are transmitted or delivered.

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1.4.        Reservation of Shares Issuable upon Exercise. Company shall reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the exercise of this Warrant, such number of Shares as shall from time to time be sufficient to effect the exercise of all of the Total Exercise Amount; and if at any time the number of Shares shall not be sufficient to effect the exercise of all of the Total Exercise Amount, in addition to such other remedies as shall be available to the Holder, Company shall take such action as may be necessary to increase its authorized but unissued Common Stock to such number of shares as shall be sufficient for such purposes.

2.        ADJUSTMENTS TO THE SHARES. The Warrant Exercise Price and the number of Warrant Shares obtainable upon exercise of this Warrant shall each be subject to adjustment from time to time as provided in this Section 2.

2.1.        Stock Dividends, Splits, Etc. If, at any time while this Warrant is outstanding, Company declares or pays a dividend or other distribution on the outstanding shares of the Common Stock payable in additional shares of the Common Stock or other securities (including rights to acquire securities), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number of shares of Common Stock or the total number and kind of other securities, as applicable, to which Holder would have been entitled had Holder held such Shares as of the date on which a record is taken for such dividend or other distribution. If Company subdivides the outstanding shares of the Common Stock by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Exercise Price shall be proportionately decreased as of the date on which a record is taken for such subdivision. If the outstanding shares of the Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Exercise Price shall be proportionately increased and the number of Shares purchasable hereunder shall be proportionately decreased as of the date on which a record is taken for such combination or consolidation.

2.2.        Reorganization, Reclassification, Exchange, Conversion or Substitution. Upon any reorganization, reclassification (other than a subdivision, combination or consolidation referred to in Section 2.1), exchange, conversion, substitution, merger, sale of all or substantially all of the Company’s assets followed by a liquidation of Company or similar event affecting the outstanding shares of the Common Stock at any time while this Warrant is outstanding (“Reorganization Event”), Holder shall be entitled to receive (either directly or upon subsequent liquidation), upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised in full immediately before such Reorganization Event, at an aggregate Warrant Exercise Price not exceeding the aggregate Warrant Exercise Price in effect as of immediately prior thereto. The provisions of this Section 2.2 shall similarly apply to successive Reorganization Events. Notwithstanding anything to the contrary contained herein, with respect to any Reorganization Event, the Holder may elect prior to the record date or consummation date (if there is no record date) of such Reorganization Event to exercise this Warrant in whole or in part to the extent then exercisable instead of giving effect to the provisions contained in this Section 2.2 with respect to this Warrant.

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2.3.        Distributions. If Company, at any time while this Warrant is outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or other assets (excluding (a) evidences of indebtedness and other assets referred to in Section 2.1 or Section 2.2 above or Section 2.8, and (b) dividends or distributions paid in cash), then in each such case the Warrant Exercise Price shall be adjusted by multiplying the Warrant Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Closing Price determined as of the record date mentioned above and of which the numerator shall be the Closing Price on such record date less the then per share fair market value at such record date of the portion of such evidences of indebtedness or assets so distributed with respect to one outstanding share of Common Stock. The net amount of any fair market value of any consideration other than cash or marketable securities shall be determined in good faith jointly by the Company Board and the Holder; provided, however, that if such net amount of fair market value received cannot be determined by the Company Board and Holder, then such net amount of fair market value received shall be determined in the same manner as determination of a Closing Price pursuant to Section 6.11 of the Investment Agreement.

2.4.        Fractional Shares. No fractional Share shall be issuable upon exercise or exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or exercise of this Warrant, Company shall eliminate such fractional share interest by paying Holder cash in the amount computed by multiplying the fractional interest by the Closing Price of a full Share on the date of exercise.

2.5.        Certificate as to Adjustments. Upon each adjustment of the Warrant Exercise Price, the Common Stock and/or number of Shares, or upon the occurrence of any transaction or event described in this Section 2 (including, without limitation, the grant of new securities or other property issuable upon exercise or conversion of this Warrant as a result of a Reorganization Event), Company shall promptly notify Holder thereof in writing, and, at Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. In addition, Company shall promptly, following any such adjustment, furnish Holder a certificate setting forth the Warrant Exercise Price, Common Stock and number of Shares in effect upon the date thereof and the series of adjustments leading to such Warrant Exercise Price, Common Stock and number of Shares.

2.6.        Additional Anti-Dilution Rights. In order to prevent dilution of the purchase rights granted under this Warrant, the Warrant Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall also be subject to adjustment from time to time as provided in this Section 2.6.

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(a)        Adjustment to Warrant Exercise Price Upon Issuance of Common Stock. Except as provided in Section 2.6(d) and except in the case of an event described in Section 2.1, Section 2.2, or Section 2.3, if the Company shall, at any time or from time to time after the Original Issue Date, issue or sell any shares of Common Stock (except as a result of the exercise or conversion of any outstanding Options and/or Convertible Securities not prohibited from being outstanding by the Investment Agreement) without consideration or for consideration per share less than the Market Price immediately prior to such issuance or sale, then immediately upon such issuance or sale, the Warrant Exercise Price in effect immediately prior to such issuance or sale shall be reduced (and in no event increased) to a Warrant Exercise Price equal to the quotient obtained by multiplying the Warrant Exercise Price by a fraction:

(i)        the numerator of which shall be the sum of (A) the number of shares of Common Stock Deemed Outstanding immediately prior to such issuance or sale plus (B) the aggregate number of shares of Common Stock which the aggregate amount of consideration, if any, received by the Company upon such issuance or sale would purchase at the Market Price; and

(ii)        the denominator of which shall be the number of shares of Common Stock Deemed Outstanding immediately after such issuance or sale.

For purposes of this Warrant, “Market Price” shall mean, with respect to one Share of Common Stock for any date, the price determined as follows: (a) the 30-day volume weighted average price of the Common Stock (determined by dividing the dollar value of all Common Stock trading on the applicable Principal Trading Market for the applicable 30-day period, by the total trading volume on the applicable Principal Trading Market, for such 30-day period) for the 30-day period ending on the date of determination (subject to proportionate adjustment for stock splits, subdivisions and combinations of shares and similar events affecting the Common Stock), or (b) if the Common Stock is not so listed or quoted, as reasonably determined by the Company Board and Holder; provided, that if the Company Board and Holder cannot determine the Market Price of one Share of Common Stock, then such Market Price shall be determined in the same manner as determination of a Closing Price pursuant to Section 6.11 of the Investment Agreement.

For purposes of determining the adjusted Warrant Exercise Price under this Section 2.6(a), if the Company shall, at any time or from time to time after the Original Issue Date, issue or sell any shares of Common Stock: (A) for consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair market value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company shall be the closing price (as reflected on any securities exchange, quotation system or association or similar pricing system covering such security) for such securities as of the end of business on the date of receipt of such securities; (B) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Company, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair market value of such portion of the aggregate consideration received by the Company in such transaction as is attributable to such shares of Common Stock issued in such transaction; or (C) to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair market value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock issued to such owners. The net amount of any consideration and the fair market value of any consideration other than cash or marketable securities shall be determined in good faith jointly by the Company Board and the Holder; provided, however, that if such net amount of cash consideration and/or fair market value received cannot be determined by the Company Board and Holder, then such net amount of consideration and/or fair market value received shall be determined in the same manner as determination of a Closing Price pursuant to Section 6.11 of the Investment Agreement.

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(b)        Adjustment to Number of Warrant Shares Upon Adjustment to Warrant Exercise Price. Upon any and each adjustment of the Warrant Exercise Price as provided in Section 2.6(a), the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to any such adjustment shall be increased to a number of Warrant Shares equal to the quotient obtained by dividing:

(i)        the product of (A) the Warrant Exercise Price in effect immediately prior to any such adjustment multiplied by (B) the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to any such adjustment; by

(ii)        the Warrant Exercise Price resulting from such adjustment.

(c)        Certain Events. If any event of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Company Board shall make an appropriate adjustment in the Warrant Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 2; provided, that no such adjustment pursuant to this Section 2.6(c) shall increase the Warrant Exercise Price or decrease the number of Warrant Shares issuable as otherwise determined pursuant to this Section 2. In addition, the Company will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and conditions and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

(d)        Exceptions To Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Warrant Exercise Price or the number of Warrant Shares issuable upon exercise of this Warrant with respect to any Excluded Issuances.

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2.7.        Notices. In the event:

(a)        that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security;

(b)        of any Reorganization Event;

(c)        of the voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(d)        that any other event occurs that would result in any adjustment to the Warrant Exercise Price or the number of Warrant Shares issuable to Holder pursuant to this Section 2;

then, and in each such case, the Company shall send or cause to be sent to the Holder on the earlier of (i) at least 10 days prior to the applicable record date or the applicable expected effective date, as the case may be, for such event and (ii) the date upon which the Company sends such written notice to the other holders of Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) of such event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, or other right or action, and a description of such dividend, distribution or other right along with copies of all relevant materials related to such event (including, without limitation, any indentures related to indebtedness distributed to stockholders), or (B) the effective date on which such Reorganization Event, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other Capital Stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other Capital Stock or securities) for securities or other property deliverable upon such Reorganization Event, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares (including, without limitation, the number, class and series or other designation of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such Reorganization Event).

2.8.        Purchase Rights. Without duplicating any purchase rights granted under the Investment Agreement or any other warrant or instrument, in addition to any adjustments pursuant to this Section 2, if at any time the Company grants or issues or sells Options or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock (the “Purchase Rights”), then the Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder would have acquired if the Holder had held the number of Warrant Shares acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights. Anything herein to the contrary notwithstanding, the Holder shall not be entitled to the Purchase Rights granted herein with respect to any Excluded Issuance.

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2.9.        Limitation on Additional Anti-Dilution Rights and Purchase Rights. Notwithstanding anything herein to the contrary, the number of Warrant Shares issuable upon exercise of this Warrant at any given time or pursuant to the Purchase Rights, when combined with the aggregate number of Warrant Shares previously issued upon conversion of this Warrant and any other Warrant issued by the Company pursuant to the Investment Agreement and any Shares sold pursuant to the Investment Agreement, shall not, in the absence of receipt of the Required Approval (i) exceed 19.9% of the number of shares of Common Stock issued and outstanding immediately prior to the Effective Date or (ii) result in a “change of control” of Company within the meaning of the applicable NASDAQ rules, and the number of Warrant Shares that may be issued or sold shall be adjusted accordingly to prevent a violation of NASDAQ rules; provided, however, that any Warrant Shares not so issued or sold shall remain Warrant Shares issuable upon a future exercise of this Warrant in the event that the Company decides to seek and obtains the required stockholder approval at a later time. The Company shall promptly, and in any event within five (5) Business Days following the receipt of Required Approval, if obtained, deliver to the Holder a certificate, in form reasonably satisfactory to the Holder, certifying that the limitation contained in this Section 2.9 has been duly removed by the Company and is no longer applicable to this Warrant (except to the extent a separate stockholder vote is required under NASDAQ rules for any future offering pursuant to the Purchase Rights).

3.	CERTAIN AGREEMENTS

Company hereby covenants and agrees as follows:

3.1.        Shares to be Fully Paid. All Warrant Shares shall, upon issuance in accordance with the terms of this Warrant, be duly and validly issued, fully paid and non-assessable, free and clear of all Liens. Upon delivery to the Holder of the Warrant Shares, good and valid title to the Warrant Shares shall pass to the Holder free and clear of all Liens.

3.2.        Reservation of Shares. Until the Expiration Date, Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the full exercise of this Warrant, such number of Shares as shall from time to time be sufficient to effect the exercise with respect to all of the Warrant Shares that may be received pursuant to this Warrant; and if at any time the number of Shares shall not be sufficient to effect the full exercise of this Warrant, in addition to such other remedies as shall be available to the Holder, Company shall take such action as may be necessary to increase its authorized but unissued Common Stock to such number of shares as shall be sufficient for such purposes.

3.3.        Successors and Assigns. This Warrant shall be binding upon any entity succeeding to Company by merger, consolidation, or acquisition of all or substantially all Company’s assets or all or substantially all of Company’s outstanding capital stock or otherwise.

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3.4.        No Rights as a Stockholder. Except as otherwise provided in this Warrant, the Holder of this Warrant shall not, by virtue of its status as the Holder of this Warrant, be deemed the holder of Shares for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any Company action (whether upon a merger, conveyance or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised or converted and the Shares issuable upon the exercise or conversion hereof shall have been issued as provided herein.

4.	TRANSFER AND REPLACEMENT OF WARRANT

4.1.        Restriction on Transfer. Neither this Warrant nor the Warrant Shares to be received upon exercise or conversion of this Warrant have been registered under the Securities Act or under the securities Laws of any state and Company shall have no obligation to register the resale of this Warrant or the Warrant Shares under the Securities Act or under the securities Laws of any state, except in the case of the Warrant Shares to the extent provided in the Registration Rights Agreement. In addition to the restrictions set forth below, this Warrant and the Warrant Shares may not be transferred (a) if such action would constitute a violation of any federal or state securities Laws or a breach of the conditions to any exemption from registration thereunder (including a loss of the exemptions under the Securities Act, or applicable state securities Laws) on which Company relied in connection with the issuance of this Warrant and any Warrant Shares upon exercise or conversion thereof and (b) unless and until one of the following has occurred: (A) registration of the resale of this Warrant and/or Warrant Shares, as the case may be, under the Act, and such registration or qualification as may be necessary under the securities laws of any state, has become effective, or (B) the Holder has delivered to Company an opinion of counsel reasonably satisfactory to Company that such registration or qualification is not required and such action will not constitute a breach of the conditions to any exemption from registration thereunder (including a loss of the exemptions under the Act, or applicable state securities laws) on which Company relied in issuing this Warrant and any Warrant Shares upon exercise or conversion thereof. In addition to the foregoing restrictions, this Warrant is subject to the restrictions set forth in the Investment Agreement and neither this Warrant nor any interest herein may be assigned, pledged, sold or otherwise transferred without the prior written consent of Company in its sole discretion. Any purported assignment prohibited by the Investment Agreement or this Warrant shall be void.

4.2.        Stock Legend. All Shares issued upon exercise or conversion in whole or in part of this Warrant shall have stamped or imprinted thereron a legend to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS PROVIDED HEREIN, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS PERMITTED UNDER RULE 144 OF THE ACT OR IS OTHERWISE EXEMPT FROM SUCH REGISTRATION. THE SECURITIES ARE ALSO SUBJECT TO THE TERMS AND CONDITIONS OF AN INVESTMENT AGREEMENT DATED AS OF FEBRUARY 25, 2014, AS AMENDED FROM TIME TO TIME.

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4.3.        Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement and bond reasonably satisfactory in form and amount to Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, Company, at its expense, shall execute and deliver, in lieu thereof, a new Warrant of like tenor.

4.4.        Cancellation. Upon the surrender of this Warrant in connection with any transfer, exchange or replacement, this Warrant shall be promptly canceled by Company. The Original Warrant is hereby canceled.

4.5.        Register. Company shall maintain, at its principal executive offices (or such other office or agency of Company as it may designated by notice to Holder), a register for this Warrant, in which Company shall record the name and address of the Person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.

5.	REGISTRATION RIGHTS

The shares of Common Stock issuable upon exercise or conversion of this Warrant shall be “Registrable Common Shares” under that certain Registration Rights Agreement, dated as of March 18, 2014, by and between Company and Holder.

6.	[Intentionally Omitted]

7.	MISCELLANEOUS

7.1.        Term. This Warrant is exercisable or convertible in whole or in part at any time and from time to time on or before the Expiration Date, provided, however, that notwithstanding the stated Expiration Date or any other provision hereof to the contrary, the Holder shall have no right to exercise this Warrant or any portion hereof with respect to any Warrant Shares at any time following the date that the Holder, or the Purchaser or any of its Affiliates, causes Company to redeem the Note pursuant to Section 2.4(a) of the Note, but only to the extent of the Warrant Shares corresponding to such redeemed amount. Notwithstanding the foregoing, nothing in this Section 7.1 shall prevent the Holder from exercising this Warrant or any portion hereof in connection with any such redemption of the Note.

7.2.        Notices. All notices, demands, requests, consents or other communications to be given or delivered under or by reason of the provisions of this Warrant shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, or (b) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of delivery. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day. Such notices, demands, requests, consents and other communications shall be sent to the following Persons at the following addresses.

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if to Company, to:

The Management Network Group

7300 College Boulevard, Suite 302

Overland Park, KS 66210

Attention: CEO/President and General Counsel

if to Holder, to:

Elutions, Inc.

601 East Twiggs Street

Tampa, Florida 33602

Attention: Chairman/CEO and General Counsel

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

7.3.        Waivers. The rights and remedies provided for herein are cumulative and not exclusive of any right or remedy that may be available to Holder whether at law, in equity, or otherwise. No delay, forbearance, or neglect by Holder, whether in one or more instances, in the exercise of any right, power, privilege, or remedy hereunder or in the enforcement of any term or condition of this Warrant shall constitute or be construed as a waiver thereof. No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Warrant, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by Holder. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach, either of similar or different nature, unless expressly so stated in such writing.

7.4.        Specific Enforcement. The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Warrant are not performed in accordance with their specific intent or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Warrant and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they may be entitled by law or equity. The parties hereto agree not to resist such application for relief on the basis that the non-breaching party has an adequate remedy at law and agree to waive any requirement for securing or posting of any bond in connection with such remedy.

7.5.        Counterparts. This Warrant may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Warrant. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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7.6.        Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Notwithstanding the foregoing, the fiduciary duties of the Board of Directors of the Company, the validity of any corporate action on the part of the Company, and any other matters relating to the internal corporate affairs of the Company, shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules thereof.

7.7.        Exclusive Jurisdiction; Venue. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Warrant and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Warrant and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any New York State court sitting in the County of New York, the State of New York or the United States District Court for the Southern District of New York, and, in each case, any appellate court therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Warrant or any of the transactions contemplated by this Warrant in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Warrant, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 7.7, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Warrant, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 7.2. Each of the parties agrees that the final judgment of any such court shall be enforceable in any court having jurisdiction over the relevant party or any of its assets.

7.8.        Waiver of Jury Trial. EACH OF THE PARTIES TO THIS WARRANT HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY DIRECT OR INDIRECT ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ( A ) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, ( B ) MAKES THIS WAIVER VOLUNTARILY, AND ( C ) ACKNOWLEDGES THAT EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS WARRANT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 7.8.

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7.9.        Successors and Assigns. Except as set forth in Section 3.3, this Warrant and the rights and obligations hereunder shall not be assigned, delegated, or otherwise transferred (whether by operation of law, by contract, or otherwise) without the prior written consent of the other party hereto. Any attempted assignment, delegation, or transfer in violation of this Section 7.9 shall be void and of no force or effect.

7.10.        Amendment. This Warrant may be amended, modified, or supplemented only pursuant to a written instrument making specific reference to this Warrant and signed by Company and Holder.

7.11.        Severability. Whenever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Warrant.

7.12.        Descriptive Headings; No Strict Construction. The descriptive headings of this Warrant are inserted for convenience only and do not constitute a substantive part of this Warrant. The parties to this Warrant have participated jointly in the negotiation and drafting of this Warrant. If an ambiguity or question of intent or interpretation arises, this Warrant shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Warrant. The parties agree that prior drafts of this Warrant shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intention of the parties hereto with respect to this Warrant.

7.13.        Blackout Periods. If, due to any “blackout period” or other similar restriction on the purchase of Securities imposed by the Company, Holder is prevented from exercising any of its rights hereunder (including, without limitation, exercising the Warrant and purchasing Warrant Shares), then the Expiration Date shall be extended such number of days equal to the time period in which such “blackout period” or other similar restriction restricted Holder from exercising such rights. If any additional rights are afforded to any Persons subject to any such “blackout periods” or other similar restriction (including, without limitation, any notice rights), then Holder shall be afforded such additional rights.

7.14.        Definitions.

“Common Stock Deemed Outstanding” means, at any given time, the sum of (a) the number of shares of Common Stock actually outstanding at such time, plus (b) the number of shares of Common Stock issuable upon exercise of Options actually outstanding at such time, plus (c) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time; provided, that Common Stock Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly owned Subsidiaries.

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“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock whether upon issuance or at a later date or upon satisfaction of any conditions or contingencies, but excluding Options.

“Excluded Issuances” means any issuance or sale by Company after the Issue Date of shares of Common Stock (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), Options or Convertible Securities: (a) pursuant to this Warrant or any warrants, instruments or agreements entered into pursuant the Investment Agreement; (b) to directors, officers, employees, or consultants of Company and its Subsidiaries in connection with their service as directors, employees or consultants of such entities as approved by the Company Board; (c) pursuant to the conversion or exercise of Options or Convertible Securities issued prior to the Issue Date, provided that such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof; (d) pursuant to the Amended and Restated Rights Agreement, except to the extent that such agreement is triggered upon any Person other than a member of the Elutions Group (as defined in the Amendment to Rights Agreement) becoming an Acquiring Person under the Amended and Restated Rights Agreement; (e) pursuant to a strategic partner in a primarily non-financing transaction as approved by the Company Board; or (f) in connection with debt financings, equipment financings or similar transactions approved by the Company Board.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

[signature page follows]

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Warrant by their duly authorized representatives as of the date first above written.

COMPANY:

THE MANAGEMENT NETWORK GROUP, INC.

By:	/s/ Donald E. Klumb
	Name:	Donald E. Klumb
	Title:	Chief Executive Officer, President and Chief Financial Officer

HOLDER:

ELUTIONS, INC.

By:	/s/ Benjamin Kaiser
	Name:	Benjamin Kaiser
	Title:	Chief Risk Officer

APPENDIX 1

NOTICE OF EXERCISE

TO: THE MANAGEMENT NETWORK GROUP, INC.

1.           The undersigned hereby elects to purchase _____ Shares of the Common Stock of The Management Network Group, Inc. pursuant to the terms of the attached Amended and Restated Common Stock Purchase Warrant (Tracking) (the “Warrant”) issued to the undersigned, and shall tender payment of the exercise price in full in accordance with the terms of the Warrant.

2.           Payment shall take the form of (check applicable box):

[ ]        in lawful money of the United States; and/or

[ ]        Application of the Set-Off Amount in an amount equal to $_______________ pursuant to Section 1.3 of the Warrant.

3.           Please issue a certificate or certificates representing said Shares in the name of the undersigned.

ELUTIONS, INC.

By:
Name:
Title:

Electronic Mail Address of Chief Executive Officer:

Electronic Mail Address of General Counsel:

Date:_________________